UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
July 19, 2007

MARWICH II, LTD.
(Exact name of registrant as specified in its charter)

Colorado	000-51354	84-0925128
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

203 N. LaSalle Street, Suite 2100 Chicago, IL	60601
(Address of Principal Executive Offices)	(Zip Code)

(312) 264 -2682
Registrant's Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Amendment of a Material Definitive Agreement; Entry into Material Definitive Agreement

(a) Amendment of Material Definitive Agreement

On July 19, 2007, the Registrant, Marwich-Nevada, AE Biofuels, Inc., a Nevada corporation and wholly owned subsidiary of Marwich-Nevada (“Merger Sub”), and American Ethanol entered into an Amended and Restated Agreement and Plan of Merger (the “Amended Merger Agreement”). The Amended Merger Agreement, a copy of which is attached as Exhibit 2.1 and incorporated herein by reference, (a) supersedes the Agreement and Plan of Merger we entered into with American Ethanol on June 23, 2006 as disclosed in our current report on Form 8-K filed on that date, (b) adds Marwich Nevada and Merger Sub as parties to the agreement and further amends the former agreement as follows:

•
Amends Article II to provide that Merger Sub will merge with and into American Ethanol with American Ethanol being the surviving corporation and that the name of Marwich Nevada will be changed to AE Biofuels, Inc.;

•
Adds a covenant that Marwich-Nevada will authorize a new series of Series B Convertible Preferred with rights, preferences and privileges substantially similar to the rights, preferences and privileges of the American Ethanol Series B Preferred (the “Marwich-Nevada Series B Preferred”);

•
Amends Article III to provide that (a) each issued and outstanding share of American Ethanol common stock (including shares of American Ethanol Series A Preferred Stock, which will automatically convert into common on the Effective Date of the merger) will be automatically canceled and converted into the right to receive one share of Marwich-Nevada common stock; (b) each issued and outstanding share of American Ethanol’s Series B Preferred will be automatically canceled and converted into the right to receive one share of Marwich-Nevada Series B Preferred; (c) and each issued and outstanding American Ethanol option and warrant will be assumed by Marwich-Nevada and become an option or warrant to purchase Marwich-Nevada’s common stock or Marwich-Nevada Series B Preferred as applicable on the same terms and conditions; and

•	Adds as a condition to American Ethanol’s obligation to complete the Merger that the Reincorporation be completed.

The foregoing description of the Amended Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated by reference herein.

(b) Entry into Material Definitive Agreement

On July 19, 2007, Marwich II, Ltd.., a Colorado corporation ("Marwich Colorado") entered into an Agreement and Plan of Merger (the "Reincorporation Merger Agreement") between Marwich Colorado and Marwich II, Ltd., a Nevada corporation ("Marwich Nevada"), pursuant to which Marwich Colorado will reincorporate in the State of Nevada (the "Reincorporation") by merging with and into its wholly-owned subsidiary, Marwich Nevada. The Reincorporation Merger Agreement is attached hereto as Exhibit 2.2 and is incorporated by reference herein.

If the Reincorporation is completed, each outstanding share of common stock of Marwich Colorado ("Marwich Colorado Stock") will be converted into one share of common stock of Marwich Nevada ("Marwich Nevada Stock"). Each share certificate representing issued and outstanding Marwich Colorado Stock would be deemed to represent the same number of shares of Marwich Nevada Stock. Shareholders would not need to exchange share certificates as a result of the Reincorporation.

The Reincorporation will not result in any change in the business, principal executive offices or principal facilities of Marwich Colorado. Marwich Colorado’s management and board of directors will continue as the management and board of directors of Marwich Nevada. In accordance with Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the shares of Marwich Nevada Stock would be deemed to be registered under Section 12(b) of the Exchange Act and Marwich Nevada Stock will continue to be traded on the OTCBB under the symbol "MWII.OB."

(c) Information Statement and Shareholders’ Meeting

The Reincorporation and the Merger are subject to approval by Marwich Colorado’s shareholders. However, as American Ethanol holds 88.3% of the outstanding shares of Marwich Colorado and is expected to vote in favor of the Reincorporation and Merger, Marwich Colorado (with respect to the Reincorporation) and Marwich Nevada (with respect to the merger with American Ethanol) will not be soliciting proxies, although Marwich Colorado will hold a special shareholders’ meeting to consider these proposals as required under Colorado law. If American Ethanol does cast its vote as expected, then the Reincorporation will be approved by Marwich Colorado’s shareholders, and the merger with American Ethanol will be approved by Marwich Nevada’s shareholders, regardless of the vote of any other shareholder. Under both the Reincorporation Merger Agreement and the Amended Merger Agreement, the board of directors of Marwich Colorado (with respect to the Reincorporation Merger Agreement) and of Marwich Nevada (with respect to the Amended Merger Agreement) can abandon the Reincorporation or the merger between Marwich Nevada and American Ethanol for any reason even after shareholder approval has been obtained.

Additional information regarding the proposed Reincorporation and Merger will be contained in a preliminary information statement on Schedule 14C, to be filed with the Securities and Exchange Commission. A definitive information statement is expected to be mailed to shareholders as soon as possible after filing with the Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
2.1
Amended and Restated Agreement and Plan of Merger by and among Marwich II, Ltd., a Colorado corporation, Marwich II, Ltd., a Nevada corporation and American Ethanol, Inc., a Nevada corporation dated as of July 19, 2007

2.2	Agreement and Plan of Merger by and between Marwich II, Ltd., a Colorado corporation and Marwich II, Ltd., a Nevada corporation dated as of July 19, 2007

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

MARWICH II, LTD.
Date: July 19, 2007
	By:	/s/Eric A. McAfee
Eric A. McAfee
Chief Executive Officer